Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(805) 967-0161
(650) 261-3677
LANDEC ENTERS INTO AGREEMENTS WITH MONSANTO POTENTIALLY
VALUED AT OVER $70 MILLION
MENLO PARK, CA – December 4, 2006 — Landec Corporation (Nasdaq: LNDC), today announced that it has entered into two agreements with Monsanto Company (NYSE: MON) potentially valued at over $70 million.
     In the first agreement, Landec sold its direct marketing and sales seed business, Fielder’s Choice Direct (FCD), which includes the Fielder’s Choice Direct® and Heartland Hybrid® brands, to American Seeds, Inc. (ASI), a wholly owned subsidiary of Monsanto Company. The sales price for FCD was $50 million in cash paid at the close on December 1, 2006 with a potential additional earn-out amount of up to $5 million based on FCD results for the twelve months ended May 31, 2007. Landec expects to recognize a significant gain during the third quarter of fiscal year 2007, the amount of which has not been finalized. The gain will be equal to the difference between the fair value of FCD and its net book value. In accordance with generally accepted accounting principles, any portion of the $50 million of proceeds in excess of the fair value of FCD will be allocated to the technology license agreement described below and will be recognized as revenue ratably over the five year term of the technology license agreement. Management expects to finalize the accounting for this transaction within the next 30 days.
     In the second agreement, Landec has entered into a five-year co-exclusive technology license and polymer supply agreement with Monsanto Company for the use of Landec’s Intellicoat® polymer seed coating technology. In addition, Monsanto will provide research and development funding over the term of the agreement. This agreement provides for a fee payable to Landec of $4 million if Monsanto elects to terminate the agreement or a fee payable to Landec of $8 million if Monsanto elects to buyout the technology. Accordingly, if the agreement is eventually terminated Landec will receive minimum guaranteed payments of $17 million for license fees and polymer supply payments over five years or $21 million in maximum payments if Monsanto elects to buyout the licensed technology. The minimum guaranteed payments will result in Landec recognizing revenue and operating income of $3.4 million per year for five years. If Monsanto elects to buyout the technology, an additional $4 million of license fee revenue will be recognized at the time of payment.
     If the buyout option is exercised before the fifth anniversary of the Intellicoat agreement, all annual license fees and supply payments that have not been paid to Landec will become due upon the buyout. If Monsanto does not exercise its buyout option by the fifth anniversary of the Intellicoat agreement, Landec will receive the termination fee and all rights to the Intellicoat seed coating technology will revert to Landec. If Monsanto exercises its buyout option, Landec and Monsanto will enter into a new long-term supply agreement in which Landec will continue to be the exclusive supplier of Intellicoat polymer materials to Monsanto.

     In exchange for the annual payments, Monsanto receives (1) a co-exclusive right to use Landec’s Intellicoat temperature activated seed coating technology worldwide during the license period, (2) the right to be the exclusive global sales and marketing agent for the Intellicoat seed coating technology, and (3) the right to buyout the technology any time during the five year term of the Intellicoat agreement. In addition, Monsanto will fund all Intellicoat research and development, product development and non-replacement capital costs during the five year agreement period.
Conference Call
     Landec will hold a Special Conference Call today, Monday, December 4, 2006 at 2:00 PM Eastern Time (11:00 AM Pacific Time) regarding the agreements with Monsanto Company.
     The teleconference and webcast are open to all interested parties. The teleconference can be accessed by calling 866-291-9595 or 703-639-1280. Please log in 5 — 10 minutes prior to the beginning of the call.
     This call is also being webcast by Thomson/CCBN and can be accessed at Landec’s web site at www.Landec.com on the Investor Relations page. The webcast will be available for 30 days through January 2, 2007. A replay of the teleconference will be available for one week until midnight Eastern Time, December 10, 2006 by calling 888-266-2081 or 703-925-2533. The access code for the replay is 1006683.
About American Seeds, Inc.
     American Seeds, Inc. (ASI), which was formed by Monsanto in 2004, serves as a holding company for regional seed companies that market primarily corn and soybeans. ASI provides support for these regional seed businesses with capital, genetics and technology investments. These investments allow the operating companies of ASI to more directly connect their customers to significant innovations in genomics-based breeding and other new technologies while continuing to operate autonomously and locally, providing great services to their customers. For more information on ASI, see: www.americanseedsinc.com.
About Monsanto Company
     Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information, please visit the company’s web site at www.monsanto.com.
About Landec Corporation
     Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.